Investment Protector [(08.09)] Rider

This rider provides a level of protection for the principal you invest and locks in a percentage of past investment gains.

This rider forms a part of the Base Contract to which it is attached and is effective on the Rider Effective Date shown on the Contract Schedule.  In the case of a conflict with any provision in the Base Contract, the provisions of this rider control.  Defined terms and contractual provisions are set forth in the Base Contract, or are added in this rider.  This rider terminates as indicated under the Conditions for Termination of this Rider section.

Definitions

Definitions specific to this rider that are not in the Base Contract follow.

Base Contract	The contract to which this rider is attached.
Quarterly Anniversary
The day that occurs three, six, and nine calendar months after the Rider Effective Date or any subsequent Rider Anniversary.  Quarterly Anniversaries also include Rider Anniversaries.  If the Quarterly Anniversary does not occur on a Business Day, we consider it to occur on the next Business Day.

Rider Anniversary	A 12-month anniversary of the Rider Effective Date.

Investment Protector

Target Value
If the Rider Effective Date is the Issue Date, on each Business Day, the Target Value is equal to the greater of:
(a) the Rider Anniversary Value multiplied by the Guarantee Percentage shown on the Contract Schedule; or
(b) all Purchase Payments received, reduced proportionately by the percentage of Contract Value applied to a Partial Annuitization or withdrawn, including any withdrawal charge, for each annuitization or withdrawal taken.

If the Rider Effective Date occurs after the Issue Date, on each Business Day, the Target Value is equal to the greater of:
(a) the Rider Anniversary Value multiplied by the Guarantee Percentage shown on the Contract Schedule; or
(b) the Contract Value at the end of the Business Day before the Rider Effective Date, plus all Purchase Payments received on or after the Rider Effective Date, and reduced proportionately by the percentage of Contract Value applied to a Partial Annuitization or withdrawn, including any withdrawal charge, for each annuitization or withdrawal taken on or after the Rider Effective Date.

We base the Rider Charge on the Target Value.  Any change in the Target Value changes the amount of the Rider Charge calculated and accrued for that day.

Rider Anniversary Value
If the Rider Effective Date is the Issue Date, the Rider Anniversary Value on the Rider Effective Date is equal to all Purchase Payments received on the Rider Effective Date.

If the Rider Effective Date occurs after the Issue Date, the Rider Anniversary Value on the Rider Effective Date is equal to the Contract Value at the end of the previous Business Day.

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Investment Protector continued from the previous page

Rider Anniversary Value (continued)
At the end of each Business Day we:
(a) increase the Rider Anniversary Value by the amount of any additional Purchase Payments received that day, and
(b) reduce the Rider Anniversary Value proportionately by the percentage of Contract Value applied to a Partial Annuitization or withdrawn that day, including any withdrawal charge.

On each Rider Anniversary, the Rider Anniversary Value is equal to the greater of the Rider Anniversary Value at the end of the previous Business Day or the Contract Value at the end of the previous Business Day.

Target Value Date
The Initial Target Value Date is shown on the Contract Schedule.

Additional Target Value Dates occur on each Future Anniversary after the previous Target Value Date while this rider is in effect.  The Future Anniversary is shown on the Contract Schedule.

On the Initial Target Value Date and any subsequent Target Value Dates, if the Contract Value at the end of the previous Business Day is less than the Target Value at the end of the previous Business Day, we increase the Contract Value to equal the Target Value.

Initial Target Value Date Reset
We permit a reset only if, on the Reset Date, the Contract Value at the end of the previous Business Day is at least equal to the Target Value at the end of the previous Business Day.

Before the oldest Owner’s Maximum Reset Birthday, or if a non-individual owns the Base Contract, before the Annuitant’s Maximum Reset Birthday, and before the Initial Target Value Date, you can reset the Initial Target Value Date on any Rider Anniversary by Authorized Request within 30 days following a Rider Anniversary.  The Maximum Reset Birthday is shown on the Contract Schedule.

After we receive your request to reset the Initial Target Value Date, we establish the Reset Date, which is the previous Rider Anniversary, or the next Business Day if the previous Rider Anniversary does not occur on a Business Day.  The Reset Date and reset Initial Target Value Date are shown on the Contract Schedule Addendum.

The earliest Initial Target Value Date you can select upon a reset is the Earliest Target Value Anniversary after the Reset Date.  The latest Initial Target Value Date you can select is the Rider Anniversary that occurs before the oldest Owner’s Maximum Birthday.  If the Base Contract is owned by a non-individual, the latest Initial Target Value Date you can select is the Rider Anniversary that occurs before the Annuitant’s Maximum Birthday.

We establish a new Target Value on the Reset Date equal to the Contract Value at the end of the previous Business Day.

General Provisions

Removing this Rider from the Base Contract
You can remove this rider from the Base Contract on any Quarterly Anniversary by Authorized Request within 30 days before a Quarterly Anniversary.  Your request is effective on the Quarterly Anniversary, or on the next Business Day if the Quarterly Anniversary is not a Business Day.

The date this rider is removed is called the Rider Termination Date, and it is shown on the Contract Schedule Addendum.  On the Rider Termination Date, we deduct any Rider Charge that was accrued but not yet deducted as the final Rider Charge.

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General Provisions continued from the previous page

Removing this Rider from the Base Contract (continued)
If you remove this rider from the Base Contract, it is no longer available for future selection.  Also, if you remove this rider from the Base Contract and you also selected the No Withdrawal Charge Option at the time of application, you must select an available Required Rider as shown on the Contract Schedule, or the Base Contract terminates.

Conditions for Termination of this Rider
This rider terminates upon the earliest of the following.
(a) The Rider Termination Date if you remove this rider from the Base Contract.
(b) The date of death of any Owner, or Annuitant if a non-individual owns the Base Contract, unless the surviving spouse selects to continue the Base Contract.  If an Owner, or Annuitant if a non-individual owns the Base Contract, dies and the surviving spouse selects to receive payment of the death benefit, then this rider terminates at the end of the Business Day we receive both an Authorized Request of the death benefit payment option and due proof of death.
(c) The Business Day before the Income Date that you take a Full Annuitization.
(d) The Business Day we process your request for a full withdrawal.
(e) The Business Day that the Base Contract terminates.

Rider Charge
The Rider Charge for this rider is shown on the Contract Schedule.

When we deduct the Rider Charge, we deduct it proportionately from the Investment Options.  The deduction of the Rider Charge reduces the Contract Value and Bonus Value, if applicable, on a dollar for dollar basis.  The deduction of the Rider Charge does not reduce the amount we use to determine the Free Withdrawal Privilege or the Withdrawal Charge, the Target Value, the Rider Anniversary Value, and either the Traditional Death Benefit or the Quarterly Value Death Benefit, if applicable.

We deduct the final Rider Charge on the Business Day this rider terminates.  However, if on a Quarterly Anniversary the Contract Value is less than the Rider Charge, we deduct any remaining Contract Value to cover the final Rider Charge and reduce the Contract Value to zero.

If this rider terminates due to death, we deduct the final Rider Charge from the Contract Value before calculating the Death Benefit.

We reserve the right to change the Rider Charge for this rider on each Quarterly Anniversary that this rider is in effect, subject to the Maximum Rider Charge shown on the Contract Schedule.  If we increase the Rider Charge, we will send you written notice.

In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged.

Signed for the Company at its home office.

Allianz Life Insurance Company
of North America
[                                                                                                                     ]
Maureen A. Phillips                                                          Gary Bhojwani
Secretary President

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